Exhibit 99


News Release



          HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES SALE OF SENIOR NOTES



         BETHESDA, MD, February 15, 2002. Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it sold $200,000,000 principal amount of its 10 3/8% Senior Notes due 2009. The notes mature on February 15, 2009, are unsecured senior indebtedness and are guaranteed by all of Hanger's domestic subsidiaries. Hanger used the $194.0 million net proceeds from the sale of the senior notes, along with approximately $36.9 million it borrowed under a new $75.0 million bank revolving credit facility, to pay related fees and expenses and to retire the approximately $228.4 million of indebtedness outstanding under Hanger's previously existing revolving credit and term loan facilities.

         The senior notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The senior notes were not registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.